Exhibit 99.1

FOR IMMEDIATE RELEASE

April 20, 2009

Owens & Minor Reports 12.8% Revenue Growth for 1st Quarter 2009;

Integration of Recent Acquisition Remains On-Track

Richmond, VA — BUSINESS WIRE — Owens & Minor (NYSE-OMI) today reported revenue of $1.95 billion, increased 12.8% for the quarter ended March 31, 2009, when compared to revenue of $1.73 billion in the same period last year. Results for the first quarter 2009 reflect the company’s divestiture of certain assets of its direct-to-consumer (DTC) diabetes supply business, which is shown as discontinued operations for all periods presented. Income from continuing operations for the quarter was $22.4 million, or $0.54 per diluted share, decreased from $24.0 million, or $0.58 per diluted share, in the comparable period of 2008. For the first quarter, the company recorded a loss from discontinued operations of $8.4 million, or $0.20 per diluted share. Consequently, net income for the quarter was $14.0 million, decreased from $24.2 million in the prior year, while net income per diluted share was $0.34, compared to $0.59 per diluted share for the same period last year.

“We reported strong sales growth for the first quarter, while managing our business in a cost-effective manner,” said Craig R. Smith, president & chief executive officer of Owens & Minor. “Our teams did an exceptional job transitioning the acquired Burrows business to Owens & Minor’s systems, while holding the line on spending. We also completed the sale of the major assets of our DTC business, using the proceeds to improve the strength of our balance sheet. The wind-down activities for this discontinued business are nearing completion. Consequently, we believe we are well-positioned for the year ahead. Our efforts are focused squarely on growing our business, improving efficiency and moving forward with our strategic initiatives.”

In the first quarter of 2009, the company reported gross margin of $183.6 million, or 9.42% of revenues, compared to $170.2 million, or 9.85% of revenues, for the same period of 2008. In comparing quarter-to-quarter, the increase in gross margin dollars was due to the increase in revenues, net of an increase of $6.0 million in the provision for last-in, first-out (LIFO) inventory valuation and the deferral of $4.4 million of revenue during the first quarter of 2009. The increase in the LIFO provision was driven by unusually large increases in certain suppliers’ list prices, a portion of which were not eligible for supplier rebates. The deferral of revenue reflects the required accounting treatment of certain contract fees that are subject to future performance commitments under the contract terms. The company expects to recognize the majority of this deferred revenue in late 2009.

Burrows Acquisition Update

During the quarter, Owens & Minor continued the activities associated with the transition of the Burrows business, including customer conversions and facility closures. The company remains on schedule to conclude the transition of the acquired business by the end of the second quarter of 2009. In October 2008, Owens & Minor acquired certain assets and liabilities of The Burrows Company, a Chicago-based distributor of medical and surgical supplies to the acute-care market.

Discontinued Operations Update

During the first quarter of 2009, Owens & Minor completed the sale of certain assets of its DTC business and continued the process of exiting the consumer-focused market. The first quarter loss from discontinued operations of $8.4 million resulted primarily from pre-tax charges associated with exiting the business, partially offset by a $3.2 million gain on the sale of the business.

Asset Management

For the first quarter of 2009, the company reported cash provided by operating activities of continuing operations of $83.1 million. Cash provided by discontinued operations was $77.1 million, including $63 million received from the sale of certain assets of the DTC business to Liberty Healthcare Group, Inc., a subsidiary of Medco Health Solutions, Inc. Long-term debt as of March 31, 2009, was $212.6 million, decreased $146.6 million from long-term debt of $359.2 million as of December 31, 2008. Days sales outstanding (DSO) were 23.6, as of March 31, 2009, increased from DSO of 22.6 days as of the same period in 2008, but decreased from 24.5 days as of December 31, 2008. For the first quarter, inventory turns were 10.3, declined from turns of 10.6 for the first quarter of 2008.

2009 Outlook

“Based on results for the first quarter, we are on course with where we thought we would be at this point in the year. Consequently, our guidance for 2009 remains unchanged,” said Smith. “When looking at 2009, we are targeting revenue growth for the year in a range of 8% to 12%, and income per diluted share from continuing operations in a range of $2.55 to $2.70.”

The 2009 outlook is based on certain assumptions that are subject to the risk factors discussed in the company’s filings with the Securities & Exchange Commission.

Highlights

•	The company will hold its Annual Shareholders’ Meeting on Friday, April 24, 2009, at its Home office in Mechanicsville, VA, at 10:00 a.m. The event will be webcast via www.owens-minor.com.

•	Owens & Minor was ranked #339 in the 2009 FORTUNE 500, improving from a previous ranking of #360 in the 2008 list.

•	Effective March 16, 2009, Owens & Minor was moved from the S&P SmallCap 600 to the S&P MidCap 400 Index.

Safe Harbor Statement

Except for historical information, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risk factors are discussed in reports filed by the company with the Securities & Exchange Commission. All of this information is available at www.owens minor.com. The company assumes no obligation, and expressly disclaims any such obligation, to update or alter information, whether as a result of new information, future events, or otherwise.

Owens & Minor, Inc., (NYSE: OMI) a FORTUNE 500 company headquartered in Richmond, Virginia, is a leading distributor of national name-brand medical and surgical supplies and a healthcare supply-chain management company. Owens & Minor is also a member of the Russell 2000® Index, which measures the performance of the small-cap segment of the U.S. equity universe, as well as the S&P MidCap 400, which includes companies with a market capitalization of $750 million to $3.3 billion that meet certain financial standards. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate care locations, group purchasing organizations, and the federal government. Owens & Minor provides technology and consulting programs that improve inventory management and streamline logistics across the entire medical supply chain—from origin of product to patient bedside. For news releases, or for more information about Owens & Minor, visit the company Web site at www.owens-minor.com.

Investors Conference Call & Supplemental Material

Conference Call: Owens & Minor will conduct a conference call for investors on Tuesday, April 21, 2009, at 9:00 a.m. Eastern Time. Participants may access the call at 877-748-0043 with access code # 94908883. The international dial-in number is 706-758-5871 with access code # 94908883. Webcast: A webcast of the call, along with supplemental information, will be available on www.owens-minor.com under “Investor Relations.” Replay: A replay of the call will be available for three weeks by dialing 800-642-1687, using access code # 94908883.

Information on www.Owens-Minor.com

Owens & Minor uses its Web site as a channel of distribution for material company information, including news releases, investor presentations and financial information. This information is routinely posted and accessible under Investor Relations at www.owens-minor.com .

CONTACTS: Trudi Allcott, Director, Investor & Media Relations, 804-723-7555; Chuck Graves, Director, Finance & Investor Relations, 804-723-7556.

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Owens & Minor, Inc.

Condensed Consolidated Statements of Income (unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,
	2009	2008
Revenue	$1,948,628	$1,727,301
Cost of revenue	1,764,995	1,557,088

Gross margin	183,633	170,213
Selling, general and administrative expenses	139,397	122,992
Depreciation and amortization	5,816	5,282
Other operating income and expense, net	(1,460)	(1,021)

Operating earnings	39,880	42,960
Interest expense, net	3,341	3,539

Income before income taxes	36,539	39,421
Income tax provision	14,181	15,381

Income from continuing operations	22,358	24,040
(Loss) income from discontinued operations, net of tax	(8,382)	168

Net income	$13,976	$24,208

Income (loss) per share – basic:
Continuing operations	$0.54	$0.59
Discontinued operations	$(0.20)	$—
Net income per share – basic	$0.34	$0.59
Income (loss) per share – diluted:
Continuing operations	$0.54	$0.58
Discontinued operations	$(0.20)	$0.01
Net income per share – diluted	$0.34	$0.59

Weighted average shares – basic	40,994	40,581
Weighted average shares – diluted	41,537	41,216

Owens & Minor, Inc.

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	March 31, 2009	December 31, 2008
Assets
Current assets

Cash and cash equivalents	$10,520	$7,886
Accounts and notes receivable, net	511,875	521,311
Merchandise inventories	702,253	679,069
Other current assets	57,759	71,329
Current assets of discontinued operations	—	32,199

Total current assets	1,282,407	1,311,794
Property and equipment, net	79,162	76,949
Property held for sale	15,730	15,730
Goodwill, net	252,412	252,412
Intangible assets, net	27,130	27,802
Other assets, net	30,185	29,145
Other assets of discontinued operations	—	62,358

Total assets	$1,687,026	$1,776,190

Liabilities and shareholders’ equity
Current liabilities

Accounts payable	$572,008	$513,026
Accrued payroll and related liabilities	21,814	40,018
Other accrued liabilities	120,475	103,429
Current liabilities of discontinued operations	2,002	11,038

Total current liabilities	716,299	667,511
Long-term debt, excluding current portion	212,596	359,237
Other liabilities	61,461	60,391

Total liabilities	990,356	1,087,139

Shareholders’ equity
Common stock	83,152	82,881
Paid-in capital	182,819	180,074
Retained earnings	442,645	438,192
Accumulated other comprehensive loss	(11,946)	(12,096)

Total shareholders’ equity	696,670	689,051

Total liabilities and shareholders’ equity	$1,687,026	$1,776,190

Owens & Minor, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Three Months Ended March 31,
	2009	2008
Operating activities
Net income	$13,976	$24,208
Adjustments to reconcile net income to cash provided by operating activities of continuing operations:
Loss (income) from discontinued operations	8,382	(168)
Provision for LIFO reserve	16,440	10,468
Depreciation and amortization	5,816	5,282
Share-based compensation expense	2,386	2,721
Provision for losses on accounts and notes receivable	1,028	857
Changes in operating assets and liabilities:
Accounts and notes receivable	8,408	11,583
Merchandise inventories	(39,624)	(36,441)
Accounts payable	60,331	82,388
Net change in other current assets and current liabilities	5,949	14,328
Other, net	8	(833)

Cash provided by operating activities of continuing operations	83,100	114,393

Investing activities
Additions to property and equipment	(5,416)	(1,979)
Additions to computer software	(2,717)	(2,306)
Net cash received related to acquisition of business	6,994	—
Other, net	—	6

Cash used for investing activities of continuing operations	(1,139)	(4,279)

Financing activities
Cash dividends paid	(9,523)	(8,197)
Net payments on revolving credit facility	(146,478)	(76,500)
Proceeds from exercise of stock options	740	1,825
Excess tax benefits related to share-based compensation	662	1,085
Decrease in drafts payable	(1,349)	(10,710)
Other, net	(518)	(660)

Cash used for financing activities of continuing operations	(156,466)	(93,157)

Discontinued operations
Operating cash flows	14,139	(5,952)
Investing cash flows	63,000	(503)

Net cash provided by (used for) discontinued operations	77,139	(6,455)

Net increase in cash and cash equivalents	2,634	10,502

Cash and cash equivalents at beginning of period	7,886	10,395

Cash and cash equivalents at end of period	$10,520	$20,897

Owens & Minor, Inc.

Financial Statistics (unaudited)

	Quarter Ended
(in thousands, except ratios and per share data)	3/31/2009	12/31/2008	9/30/2008	6/30/2008	3/31/2008
Operating results:
Revenue	$1,948,628	$1,957,848	$1,786,858	$1,771,230	$1,727,301

Gross margin	$183,633	$192,956	$178,749	$175,342	$170,213
Gross margin as a percent of revenue	9.42%	9.86%	10.00%	9.90%	9.85%

SG&A expense	$139,397	$141,015	$128,656	$128,738	$122,992
SG&A expense as a percent of revenue	7.15%	7.20%	7.20%	7.27%	7.12%

Operating earnings	$39,880	$48,338	$46,319	$43,108	$42,960
Operating earnings as a percent of revenue	2.05%	2.47%	2.59%	2.43%	2.49%

Income from continuing operations	$22,358	$27,409	$25,348	$24,460	$24,040
Income (loss) from discontinued operations, net of tax	$(8,382)	$(7,206)	$(64)	$(828)	$168
Net income	$13,976	$20,203	$25,284	$23,632	$24,208

Income (loss) per common share – basic:
Continuing operations	$0.54	$0.66	$0.62	$0.60	$0.59
Discontinued operations	$(0.20)	$(0.17)	$(0.01)	$(0.02)	$0.00
Net income per share – basic	$0.34	$0.49	$0.61	$0.58	$0.59

Income per common share – diluted:
Continuing operations	$0.54	$0.66	$0.61	$0.59	$0.58
Discontinued operations	$(0.20)	$(0.17)	$0.00	$(0.02)	$0.01
Net income per share – diluted	$0.34	$0.49	$0.61	$0.57	$0.59

Accounts receivable:
Accounts and notes receivable, net(2)	$511,875	$521,311	$449,988	$452,248	$428,977

Days sales outstanding (1) (2)	23.6	24.5	23.2	23.2	22.6

Inventory:
Merchandise inventories (2)	$702,253	$679,069	$605,711	$628,179	$603,894

Average inventory turnover (1) (2)	10.3	10.9	10.3	10.4	10.6

Financing:
Long-term debt, excluding current portion	$212,596	$359,237	$208,832	$221,081	$211,962

Stock information:
Cash dividends per common share	$0.23	$0.20	$0.20	$0.20	$0.20

Stock price at quarter-end	$33.13	$37.65	$48.50	$45.69	$39.34

(1)	Days sales outstanding and average inventory turnover are based on three-months’ sales.
(2)	Based on results from continuing operations.

Certain adjustments have been made to prior period amounts to conform to current year presentation.

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